Exhibit 10.26
Novelis – Long-Term Incentive Plan (LTIP) – FY 2008 – FY 2010
Key features of the Scheme:
1.	Title and Administration: The scheme shall be referred to as the Novelis Long-Term Incentive Plan FY 2008 – FY 2010. The scheme will be administered by the Human Resources team at the Novelis Corporate Office.

2.	Performance Period: For this scheme, the performance period will be FY 2008, FY 2009 and FY 2010. The exact period of assessment will be April 1, 2007 to March 31, 2010. Payouts, computed on the basis of performance, may be effected in July 2008, July 2009 and July 2010.

3.	Coverage: The coverage of this scheme will be Grade 38 and above. As of now, this will cover 170 Managers. High potential and critical resource employees at Grade 37 and below will participate on an exception basis.

4.	Pay Opportunity : The target pay opportunity for Grades 38 and above will be as follows

Grade	Long-Term Incentive Opportunity in US$
38	$20,000
39	$28,000
40	$40,000
41	$55,000
42	$75,000
43	$98,000
44	$117,000
45	$155,000
46	$223,000
47	$323,000
48	$454,000
President and COO	$2,098,000
While this will be the target pay opportunity by grade, individual amounts may vary, depending on performance, potential and criticality of role.

5.	Measures and application of weights to each measure to be used for computation of LTIP: For FY 2008 – FY 2010, two measures shall be used to compute the LTIP payouts. These measures will be applied at the overall Novelis performance level. The two measures to be used for 2007-08 are as follows :
a.	Economic Profit (EP): Defined as Net Operating Profit After Tax [NOPAT], less capital charge. NOPAT equals NOPBT less 35% tax. NOPBT is EBIT subject to certain adjustments. EBIT will be derived by adding back the Interest Cost including amortization of debt issuance costs (net of interest Treasury Income) to the Profit Before Tax and Minority Interest as reported in the quarterly / annual filings. The Capital Charge will be 10% p.a. on the quarter’s average Capital Employed. Average Capital Employed for a quarter would be the average of the opening and closing Capital Employed. Capital Employed on any date would be the sum of Shareholders Equity, Minority Interest and Total Debt (including Short Term and current portion of Long Term Debt), less cash and cash equivalents and construction work in progress. EP would be calculated at the end of each quarter with the annual EP being the sum of the EP for each of the four quarters. This will carry an 80% weightage on the overall plan. A manual documenting how to calculate EP and various adjustments to be made to the EP measure has been created and agreed upon with Novelis and Hindalco executive management. A Committee comprised of the Novelis President, the Novelis CFO and the Hindalco CFO will consider any situations not addressed in the manual, such as major acquisitions, divestitures and restructuring and will recommend any adjustments to the Vice Chairman Novelis for approval or further consideration by the appropriate authority.

b.	Innovation EBITDA in FY 2010: Defined as incremental EBITDA in FY 2010, attributable to innovation projects registered in the Novelis Innovation Management Execution System [NIMES] system which includes those projects that are true breakthrough innovation compared to CY 2006 products and projects [for example, all Fusion products] and excluding items that are continuous improvement or normal growth and not innovation [for example, introducing bright sheet to a Novelis plant from another Region]. Incremental innovations, such as a modified process, may count if it allows penetration of a new market. Incremental innovations within existing markets do not qualify as innovation EBITDA. The incremental EBITDA will be measured using the same financial rules as the RFA process so that if incremental costs are added to achieve the project, the calculated EBITDA is reduced by the incremental costs. If the product replaces an existing one, only the incremental EBITDA counts. This will carry a 20% weightage on the overall plan.

6.	Performance Measures and Targets for FY 2008 – FY 2010 : The performance targets for EP are as follows:
•	The FY 2008 target = $98 Million better than CY 2006

•	The FY 2009 target = $76 Million better than FY 2008

•	The FY 2010 target = $76 Million better than FY 2009

•	The cumulative target = $250 Million better than CY 2006
The performance target for Innovation EBITDA is as follows:
•	$50 Million incremental EBITDA in FY 2010 compared to CY 2006 products and projects
7.	Example of Computation – EP: The total amount of opportunity based on EP results is 80% of the individual’s target opportunity. For example, if the individual’s total target opportunity is $100,000, $80,000 [80%] will be based on EP results. Each of the four tranches based on EP results [FY 2008, FY 2009, FY 2010 and Cumulative] will be worth 20% of the individual’s total target opportunity. For example, if the individual’s total target opportunity is $100,000, $20,000 [20%] will be attributable to each tranche.

For each tranche, payouts start for achievement of 70% of the EP target for that tranche. At 70% there is no payout. At 100%, there is a target payout. At 130%, there is a 200% of target payout. For the FY 2008 tranche, half of any payout would be made in July 2008 and half in July 2010. For the FY 2009 tranche, half of any payout would be made in July 2009 and half in July 2010. Any payouts for the FY 2010 tranche or the cumulative tranche are made in July 2010.

Example of Computation – Innovation EBITDA: The total amount of opportunity based on Innovation EBITDA results is 20%. For example, if the individual’s total target opportunity is $100,000, $20,000 [20%] will be based on Innovation EBITDA.

Payouts start at 75% of the $50 Million target or $37.5 Million. There would be no payout for Innovation EBITDA at $37.5 Million. There would be a target payout for Innovation EBITDA at $50 Million. There would be a payout of 200% of target for performance at 150% of the Innovation EBITDA target or $75 Million.

8.	Participation recommendations: For the LTIP FY 2008 – 2010, 154 participants in grades 38 and above have been recommended for a total target opportunity of $11,149,000. Additionally, 43 participants below grade 38 have been recommended for a total target opportunity of $526,000 or less than 5% of the total target opportunity for grades

38 and above. The Board reserves the right to increase the total target opportunity if it feels that is appropriate considering the difficulty of the performance targets.
9.	Other aspects of the plan:
a.	An individual will be entitled to participate in the LTIP for FY 2008 – FY 2010 if actively employed no later than March 31, 2008. Employees hired during FY 2008, may at the discretion of management and subject to Committee review, participate at a full or prorated level of opportunity. Employees hired after that date will be eligible to participate in any future LTIP plans.

b.	In the event of separation on account of resignation initiated by the employee, any LTIP amounts earned but not yet paid will lapse. All unearned amounts will lapse.

c.	In the event of retirement, death or disability; any earned but unpaid LTIP tranches will be paid at the same time as everyone else receives payment. All unearned amounts will lapse.

d.	In the event of a company initiated separation for position elimination that is not performance related (for example a layoff, plant closure, restructuring or sale), if not offered a comparable position that does not require a relocation of 50 miles or more, the treatment outlined in c. above will apply.